                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



      Date of Report (date of earliest event reported): December 30, 1996


                            LCC INTERNATIONAL, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Delaware                           0-21213                    54-1807038
 ---------------------------                ----------                    ----------
(State or Other Jurisdiction               (Commission                 (IRS Employer
of Incorporation)                          File Number)                Identification
                                                                       Number)

Arlington Courthouse Plaza II
2300 Clarendon Blvd., Suite 800, Arlington, VA                                 22201
----------------------------------------------                                 -----
(Address of Principal Executive Offices)                                     (Zip Code)

       Registrant's telephone number, including area code: (703) 351-6666

     Pursuant to Items 7(a)(4) and 7(b)(2) of the Commission's General Instructions for Form 8-K, the undersigned registrant hereby amends Item 7(a) of its current Report on Form 8-K, which was filed with the Commission on January 14, 1997, to file consolidated financial statements of European Technology Partner AS, which was acquired by the registrant on December 30, 1996, and further amends Item 7(b) of that Current Report on Form 8-K to file pro forma financial information for the registrant reflecting the acquisition of the business of European Technology Partner AS.


ITEM 7.           FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                  EXHIBITS

                  (a) Financial Statements of the Business Acquired

                  Included herewith are the following statements of European
                  Technology Partner AS:

                  Independent Auditors' Report

                  Balance Sheet as of December 31, 1995

                  Statement of Operations for the Year ended December 31,
                  1995

                  Statement of Shareholders' Equity for the Year ended December
                  31, 1995

                  Statement of Cash Flows for the Year ended December 31, 1995

                  Notes to Financial Statement

                  Unaudited Condensed Balance Sheet as of September 30, 1996

                  Unaudited Condensed Statements of Operations as of September
                  30, 1995 and 1996

                  Unaudited Condensed Statements of Cash Flows for the Nine
                  Months ended September 30, 1995 and 1996

                  Notes to Unaudited Condensed Financial Statements

                  (b) Pro Forma Financial Information

                  Included herewith are the following unaudited pro forma financial information for the registrant:

                  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
                  September 30, 1996

                  Unaudited Pro Forma Condensed Consolidated Statement of
                  Operations for the Year Ended December 31, 1995

                  Unaudited Pro Forma Condensed Consolidated Statement of Operations for the
                  Nine Months Ended September 30, 1996

                  Notes to Unaudited Pro Forma Condensed Consolidated Financial
                  Information

                  (c) Exhibits.

*2.               Asset Purchase Agreement, dated as of December 30, 1996, between
                  European Technology AS and LCC International AS.

23                Consent of KPMG as

27                Financial Data Schedule.

*99.              Press Release, dated January 2, 1997, regarding the acquisition of
                  European Technology Partner AS.


*Filed as an exhibit to the Current Report on Form 8-K filed January 14, 1997.

                         INDEPENDENT AUDITORS' REPORT





The Board of Directors
European Technology Partner AS:

We have audited the accompanying balance sheet of European Technology Partner AS as of December 31, 1995 and the related statements of operations, cash flows and shareholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of European Technology Partner AS as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles in the United States.

KPMG as


Arne Frogner
State Authorized Public Accountant

Oslo, Norway
March 11, 1997

                         European Technology Partner AS
                     Balance Sheet as of December 31, 1995
                         (in 000's of Norwegian Kroner)

                                                      Assets
                                                      ------
Cash                                                                                                   759

Accounts receivable                                                                                  8,059

Unbilled receivables                                                                                 4,271

Inventories                                                                                            436
                                                                                                  --------

   Total current assets                                                                             13,525

Furniture, fixtures, and equipment, net                                                              2,562
                                                                                                  --------

   Total Assets                                                                                     16,087
                                                                                                  ========

                                       Liabilities and Shareholders' Equity
                                       ------------------------------------
Short-term borrowings                                                                                2,114

Accounts payable                                                                                     1,396

Accrued expenses                                                                                     1,954

Deferred revenue                                                                                     1,212

Deferred income taxes                                                                                  133
                                                                                                  --------

   Total current liabilities                                                                         6,809

Convertible notes payable to shareholders                                                            5,000
                                                                                                  --------

   Total liabilities                                                                                11,809
                                                                                                  --------

Commitments and contingencies

Common shares, stated value 10 Kroner per share; 20,000 shares                                         200
     authorized, issued, and outstanding

Capital reserves, undistributable                                                                    3,960

Capital reserves, distributable                                                                        118
                                                                                                  --------

   Total shareholders' equity                                                                        4,278
                                                                                                  --------

   Total Liabilities and Shareholders' Equity                                                       16,087
                                                                                                  ========


                      See accompanying notes to financial statements.

                         European Technology Partner AS
                            Statement of Operations
                      For the Year Ended December 31, 1995
                         (in 000's of Norwegian Kroner)


Revenues                                                                                                    26,279

Cost of goods sold                                                                                          16,228
                                                                                                          --------

   Gross profit                                                                                             10,051
                                                                                                          --------

Selling, general and administrative                                                                         10,080

Depreciation and amortization                                                                                  401
                                                                                                          --------

   Total operating expenses                                                                                 10,481
                                                                                                          --------

   Operating loss                                                                                             (430)

Interest expense, net                                                                                          246
                                                                                                          --------

   Loss before income taxes                                                                                   (676)

Income tax benefit                                                                                            (177)
                                                                                                          --------

   Net loss                                                                                                   (499)
                                                                                                          ========


                See accompanying notes to financial statements.

                         European Technology Partner AS
                       Statement of Shareholders' Equity
                      For the Year Ended December 31, 1995
                         (in 000's of Norwegian Kroner)




                                                                                        Capital Reserves
                                             Number of          Share                   ----------------
                                               Shares         Capital       Undistributable          Distributable      Total
                                               ------         -------       ---------------          -------------      -----
Balances at December 31, 1994                  16,266             163                263                    617          1,043

Net loss                                            -               -                  -                   (499)          (499)

Sale of common shares                           3,734              37              3,697                      -          3,734
                                             --------           -----             ------                 ------       --------

Balances at December 31, 1995                  20,000             200              3,960                    118          4,278
                                             ========           =====             ======                 ======       ========






                See accompanying notes to financial statements.

                         European Technology Partner AS
                            Statement of Cash Flows
                      For the Year Ended December 31, 1995
                         (in 000's of Norwegian Kroner)





Cash flows from operating activities:
     Net loss                                                                                         (499)
     Adjustments to reconcile net loss to net cash
          used in operating activities-
          Depreciation and amortization                                                                401
          Deferred income taxes                                                                       (177)
          Changes in operating assets and liabilities:
               accounts receivable                                                                  (5,509)
               unbilled receivables                                                                 (3,587)
               inventories                                                                            (436)
               accounts payable and accrued expenses                                                 1,474
               deferred revenue                                                                       (418)
                                                                                                ----------
Net cash used in operating activities                                                               (8,751)
                                                                                                ----------

Cash flows from investing activities:
     Capital expenditures                                                                           (1,682)
                                                                                                ----------
Net cash used in investing activities                                                               (1,682)
                                                                                                ----------

Cash flows from financing activities:
     Short-term borrowings, net                                                                      2,114
     Repayment of secured loan                                                                        (485)
     Issuance of convertible notes payable to shareholders                                           5,000
     Sale of common shares                                                                           3,734
                                                                                                ----------
Net cash provided by financing activities                                                           10,363
                                                                                                ----------

Net decrease in cash                                                                                   (70)

Cash at December 31, 1994                                                                              829
                                                                                                ----------

Cash at December 31, 1995                                                                              759
                                                                                                ==========

Supplemental disclosures of cash flow information:
     Cash paid during the year for-
          Interest                                                                                     203
                                                                                                ==========

          Income taxes                                                                                   -
                                                                                                ==========

                See accompanying notes to financial statements.

                         EUROPEAN TECHNOLOGY PARTNER AS
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995



NOTE 1)  DESCRIPTION OF OPERATIONS

European Technology Partner AS ("ETP"), a Norwegian limited liability company, is a leading provider of hardware and software tools used in network monitoring, analysis, and quality assessment in the wireless communications business.


NOTE 2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation -- These financial statements are presented in Norwegian Kroner (unless otherwise noted) and prepared using Generally Accepted Accounting Principles as applied in the United States. These statements include the historical financial position and results of operations of ETP and have not been adjusted for the impact of the sale of the business (Note 10).

Pervasiveness of Estimates -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash -- Included in cash at December 31, are balances totaling 589,000 restricted for payroll tax obligations.

Concentration of Credit Risk -- Financial instruments that potentially expose ETP to concentrations of credit risk consist primarily of trade receivables. ETP sells its products primarily in Europe and Southeast Asia. While it is ETP's practice to make progress billings as costs are incurred, it does not require collateral or other security to support customer receivables. ETP performs ongoing credit evaluations of its customers' financial condition. No reserve for potential credit losses is deemed necessary at December 31. ETP had the following significant concentrations of trade receivables.

          Europe                                                  6,684,000
          Southeast Asia                                          1,375,000
                                                                  ---------
                                                                  8,059,000

At December 31, the three largest customers represented 32%, 20%, and 18%, respectively, of total accounts receivable.

Inventories -- Inventories consist of work-in-process and component parts and are stated at the lower of cost or market value. At December 31, no allowance for excess, obsolete, or slow moving parts is deemed necessary.

Contracts in Process -- Unbilled receivables represent costs and revenues recognized in advance of billings on contracts in process. Amounts billed in advance of satisfying revenue recognition criteria are classified as deferred revenue. The amount of progress billings and payments netted against costs and revenues on contracts in process was 7,931,000 at December 31, 1995.

Furniture, Fixtures, and Equipment -- Furniture, fixtures, and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight line method over the estimated useful lives of the assets which range from four to 10 years. At December 31, furniture, fixtures, and equipment consisted of the following:

         Computer equipment                                  2,047,000
         Furniture & fixtures                                  579,000
         Office equipment                                      349,000
         Vehicles                                              153,000
         Leasehold improvements                                211,000
                                                             ---------
                                                             3,339,000

         Less:  accumulated depreciation and
         amortization                                         (777,000)
                                                             ---------
                                                             2,562,000
                                                             =========

Revenue Recognition -- ETP recognizes revenues for sales including both software and hardware components using the percentage-of-completion method, based on the ratio of costs incurred to date compared with total estimated contract costs. Anticipated losses are recognized as soon as they become known and estimable. Revenue for hardware sales, is recognized upon installation. Support and maintenance fees are recognized ratably over the contract period with related costs expensed as incurred.

Research and Development Expenditures -- Research and development expenditures are expensed as incurred. In 1995, approximately 6,080,000 was expended for research and development.

Income Taxes -- Deferred income taxes are provided for temporary differences between income and expenses reported for financial and for tax purposes. These deferred tax assets and liabilities are determined based on currently enacted tax rates that are expected to be in effect during the period in which the differences are expected to reverse.

Foreign Currency -- Assets and liabilities denominated in foreign currencies are translated to Norwegian Kroner at the exchange rate on the balance sheet date. Gains and losses on foreign currency transactions are included in the statement of operations.


NOTE 3)  ACCRUED EXPENSES

At December 31, 1995, accrued expenses consist of :

      Payroll and employee benefits                        1,477,000
      Warranty costs                                         307,000
      Other                                                  170,000
                                                           ---------
                                                           1,954,000
                                                           =========


NOTE 4)  INDEBTEDNESS

ETP has a credit facility with a bank for 3,000,000 of which 2,114,000 was outstanding at December 31. Substantially all the assets of ETP have been pledged as collateral under the terms of the facility. Interest, payable quarterly, accrues at 7.5% per annum.

Convertible notes payable totaling 5,000,000 were sold to shareholders in 1995. Interest, payable annually, accrues at 6% per annum. The notes are convertible, at the holders' option, into 4,000 common shares, subject to increases to avoid future dilution, between August 1996 and August 2000. The notes mature in August 2000.


NOTE 5)  COMMITMENTS

ETP leases office facilities under an operating lease expiring in December 1997. Future minimum rental payments under this operating lease are 1,109,000 and 1,434,000 in 1996 and 1997, respectively. Rent expense under this lease and a previous office lease was 530,000 in 1995.

NOTE 6)  SHAREHOLDERS' EQUITY

Shareholders' equity balances, which are undistributable due to statutory restrictions for the protection of creditors, include share capital and undistributable capital reserves.

In June 1995, 3,734 common shares were sold to ETP's largest shareholder for 3,734,000 in a private placement.


NOTE 7)  INCOME TAXES

The income tax benefit recorded in the statement of operations consists entirely of deferred components. This benefit differs from the benefit expected using the applicable statutory rate (28%) as follows:

           Income tax benefit at statutory rate                                 (189,000)
           Impact of non-deductible expenses                                      12,000
                                                                               ---------
           Income tax benefit                                                   (177,000)
                                                                               =========


At December 31, 1995, deferred income tax assets and liabilities are composed of the following:

           Deferred tax assets:
                    Net operating loss carryforwards                            1,049,000
                    Accrued warranty costs                                         86,000
                    Other                                                           7,000    1,142,000
                                                                               ----------

           Deferred tax liabilities:
                    Contracts in process                                        1,131,000
                    Depreciation and amortization                                 144,000    1,275,000
                                                                               ----------   ----------
                                          Net deferred tax liability                           133,000
                                                                                            ==========

At December 31, 1995, ETP has net operating losses available to offset future taxable income in Norway of 3,748,000 which expire through 2005.


NOTE 8)  GEOGRAPHIC DATA

Revenues by geographic region are as follows:

     Europe                                                              20,861,000
     Southeast Asia                                                       5,418,000
                                                                         ----------
                                                                         26,279,000
                                                                         ==========

In 1995, three customers accounted for 33%, 20%, and 12% of revenues, respectively.


NOTE 9)  FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments, including cash, accounts receivable, and accounts payable approximated fair value as of December 31 because of the relatively short duration of these instruments. The carrying values of the short-term borrowings and the convertible notes payable to shareholders approximated fair value as of December 31, based upon ETP's borrowing activities and assessment of current prices offered for similar loans.


NOTE 10)  SALE OF BUSINESS

On December 30, 1996, ETP sold its business to LCC International AS ("LCC AS"), a Norwegian limited liability company, pursuant to the terms of an Asset Purchase Agreement in which ETP transferred substantially all its assets and liabilities to LCC AS. LCC AS is a wholly-owned subsidiary of LCC International, Inc., a Delaware corporation, which is a leading provider of integrated services and products relating to the design and engineering of wireless communications networks.

As consideration for selling its business, ETP received US$12,825,000 which is composed of: a) a promissory note which was paid in full in January 1997 for US$10,445,000; b) an amount due in January 1999 totaling US$1,400,000 which is held in an interest bearing escrow in a Norwegian bank; and c) payments totaling US$980,000 to be made in January 1998 (US$616,000), and 1999 (US$364,000) plus interest at the prime rate. Certain of these payments are subject to reduction if any claims under the indemnity obligations as specified in the Asset Purchase Agreement arise within two years of the Agreement. Additional payments totaling US$925,000 will be treated as compensation expense and spread over the next three years. These payments are subject to reduction if certain former shareholders of ETP leave the employ of LCC AS within three years of the Agreement.

                         European Technology Partner AS
                       Unaudited Condensed Balance Sheet
                            As of September 30, 1996
                         (in 000's of Norwegian Kroner)


                                     Assets
                                     ------

Cash                                                                                                         2,549

Accounts and unbilled receivables, net                                                                      17,012

Inventories                                                                                                  1,457
                                                                                                         ---------

   Total current assets                                                                                     21,018


Furniture, fixtures, and equipment, net                                                                      2,591
                                                                                                         ---------

   Total Assets                                                                                             23,609
                                                                                                         =========

                      Liabilities and Shareholders' Equity
                      ------------------------------------


Accounts payable and accrued expenses                                                                        8,589

Deferred revenue                                                                                               581
                                                                                                         ---------

   Total current liabilities                                                                                 9,170


Convertible notes payable to shareholders                                                                    5,000
                                                                                                         ---------

   Total liabilities                                                                                        14,170

Shareholders' equity                                                                                         9,439
                                                                                                         ---------

   Total liabilities and shareholders' equity                                                               23,609
                                                                                                         =========


      See accompanying notes to unaudited condensed financial statements.

                         European Technology Partner AS
                  Unaudited Condensed Statements of Operations
             For the Nine Months Ended September 30, 1995 and 1996
                         (in 000's of Norwegian Kroner)

                                                                                1995              1996
                                                                                ----              ----

Revenues                                                                       21,290              24,801

Cost of goods sold                                                             12,967              17,442
                                                                            ---------           ---------

   Gross profit                                                                 8,323               7,359
                                                                            ---------           ---------

Selling, general and administrative                                             6,198              11,394

Depreciation and amortization                                                     270                 760
                                                                            ---------           ---------

   Total operating expenses                                                     6,468              12,154
                                                                            ---------           ---------

   Operating income (loss)                                                      1,855              (4,795)

Interest expense, net                                                             106                 301
                                                                            ---------           ---------

   Income (loss) before income taxes                                            1,749              (5,096)

Income tax expense (benefit)                                                      490                (132)
                                                                            ---------           ---------

   Net income (loss)                                                            1,259              (4,964)
                                                                            =========           =========



      See accompanying notes to unaudited condensed financial statements.

                         European Technology Partner AS
                  Unaudited Condensed Statements of Cash Flows
             For the Nine Months Ended September 30, 1995 and 1996
                         (in 000's of Norwegian Kroner)

                                                                                      1995             1996
                                                                                      ----             ----
Cash flows from operating activities:
     Net income (loss)                                                                 1,259            (4,964)
     Adjustments to reconcile net income to net cash
          provided by operating activities-
          Deferred income taxes                                                          490              (133)
          Depreciation and amortization                                                  270               760
          Changes in operating assets and liabilities:
               accounts and unbilled receivables                                      (7,112)           (4,682)
               inventories                                                                 -            (1,021)
               accounts payable and accrued expenses                                     815             5,292
               deferred revenue                                                       (1,118)             (631)
                                                                                  ----------        ----------
Net cash used in operations                                                           (5,396)           (5,379)
                                                                                  ----------        ----------

Cash flows from investing activities:
     Capital expenditures                                                               (514)             (789)
                                                                                  ----------        ----------
Net cash used in investing activities                                                   (514)             (789)
                                                                                  ----------        ----------

Cash flows from financing activities:
     Short-term borrowings (repayments), net                                               -            (2,114)
     Repayment of secured loan                                                          (400)              (53)
     Issuance of convertible notes payable to shareholders                             5,000                 -
     Sale of common shares                                                             3,734            10,125
                                                                                  ----------        ----------
Net cash provided by financing activities                                              8,334             7,958
                                                                                  ----------        ----------

Net increase in cash                                                                   2,424             1,790

Cash at beginning of period                                                              829               759
                                                                                  ----------        ----------

Cash at end of period                                                                  3,253             2,549
                                                                                  ==========        ==========


Supplemental disclosures of cash flow information:
     Cash paid during the period for-
          Interest                                                                        95               290
                                                                                  ==========        ==========

          Income taxes                                                                     -                -
                                                                                  ==========        ==========



      See accompanying notes to unaudited condensed financial statements.

                         EUROPEAN TECHNOLOGY PARTNER AS
               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996



NOTE 1)  BASIS OF PRESENTATION

The condensed financial statements of European Technology Partner AS ("ETP") have been prepared, without audit, and reflect all adjustments which are, in the opinion of management, necessary for the fair presentation of the financial position of ETP as of September 30, 1996 and the results of operations and cash flows for the nine months ended September 30, 1995 and 1996. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the full year. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The unaudited condensed financial statements should be read in conjunction with the audited financial statements included herein.

NOTE 2)  SALE OF BUSINESS

On December 30, 1996, ETP sold its business to LCC International AS ("LCC AS"), a Norwegian limited liability company, pursuant to the terms of an Asset Purchase Agreement in which ETP transferred substantially all its assets and liabilities to LCC AS.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


The following unaudited pro forma condensed consolidated financial information gives effect to the purchase of European Technology Partner AS's ("ETP"), a Norwegian limited liability company, business by LCC International AS ("LCC AS"), a wholly-owned subsidiary of LCC International, Inc., pursuant to the terms of an Asset Purchase Agreement in which ETP transferred substantially all its assets and liabilities to LCC AS. The purchase was consummated on December 30, 1996 and will be accounted for by the purchase method of accounting.

The unaudited pro forma condensed consolidated balance sheet has been prepared as if the purchase was consummated as of September 30, 1996. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1995 and the nine months ended September 30 1996, have been prepared as if the purchase was consummated on January 1, 1995. These statements of operations do not include the effect of the $5,605,000 non-recurring charge for in-process research and development taken in December 1996 at consummation of the purchase. However, these statements do reflect adjustments for the amortization of goodwill and related income tax effects.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to represent what LCC International, Inc. and subsidiaries' consolidated financial position or actual results of operations would have been had the purchase in fact occurred on the dates assumed nor do they represent a forecast of the consolidated financial position or results of operations for any future period. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and accompanying notes of LCC International, Inc. contained in the Company's Registration statement on Form S-1 dated September 24, 1996.

                    LCC International, Inc. and Subsidiaries
            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                            As of September 30, 1996
                                   (in 000's)


                                                               Historical
                                                               ----------
                                                           LCCI         ETP         Adjustments               Pro Forma
                                                           ----         ---         -----------               ---------
                   Assets
                   ------
Cash and cash equivalents                             $  30,755        $     396    $          -               $   31,151
Accounts receivable, net                                 46,764            2,640               -                   49,404
Inventory, net                                            5,273              226             (20)    (b)            5,479
Other current assets                                      9,585                -               -                    9,585
                                                      ---------        ---------    ------------               ----------

   Total current assets                                  92,377            3,262             (20)                  95,619
Furniture, fixtures, and equipment, net                   5,302              402             (47)    (b)            5,657
Software development costs, net                           5,015                -               -                    5,015
Notes receivable                                          6,650                -               -                    6,650
Other assets                                              8,233                -           6,596     (c)           15,189
                                                      ---------        ---------    ------------               ----------

   Total Assets                                       $ 117,577        $   3,664    $      6,889               $  128,130
                                                      =========        =========    ============               ==========

     Liabilities and Shareholders' Equity
     ------------------------------------
Short-term borrowings                                 $       -        $       -    $     11,845     (e)       $   11,845
Accounts payable and accrued
   expenses                                              20,289            1,333             341     (d)           21,963
Deferred revenue                                          2,742               90               -                    2,832
Income taxes payable                                      7,987                -               -                    7,987
Other current liabilities                                 2,504                -               -                    2,504
                                                      ---------        ---------    ------------               -----------

   Total current liabilities                             33,522            1,423          12,186                   47,131
Long-term debt                                           50,000              776             204      (a)(f)       50,980
Other liabilities                                         1,458                -               -                    1,458
                                                      ---------        ---------    ------------               -----------

   Total liabilities                                     84,980            2,199          12,390                   99,569

Shareholders' equity                                     32,597            1,465          (5,501)     (a)(g)       28,561
                                                      ---------        ---------    ------------               -----------

   Total Liabilities and Shareholders'
   Equity                                             $ 117,577        $   3,664    $      6,889               $  128,130
                                                      =========        =========    ============               ===========


                            See accompanying notes.

                    LCC International, Inc. and Subsidiaries
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                      For the Year Ended December 31, 1995
                       (in 000's, except per share data)


                                                             Historical
                                                             ----------
                                                       LCCI             ETP         Adjustments             Pro Forma
                                                       ----             ---         -----------             ---------
Revenues                                               $104,461        $   4,148    $          -             $   108,609

Cost of goods sold                                       71,137            2,561              20       (i)         3,818
                                                       --------        ---------    ------------             -----------

   Gross profit                                          33,324            1,587            (120)                 34,791
                                                       --------        ---------    ------------             -----------

Selling, general and administrative                      20,577            1,591             240       (i)        22,408

Depreciation and amortization                             3,699               63             552       (h)         4,314
                                                       --------        ---------    ------------             -----------

   Total operating expenses                              24,276            1,654             792                  26,722
                                                       --------        ---------    ------------             -----------

   Operating income (loss)                                9,048              (67)           (912)                  8,069

Interest expense, net                                     1,166               39             998       (j)         2,203
                                                       --------        ---------    ------------             -----------

   Income (loss) before income taxes                      7,882             (106)         (1,910)                  5,866

Income tax expense (benefit)                              3,142              (27)           (527)      (k)         2,588
                                                       --------        ---------    ------------             -----------

   Net income (loss)                                   $  4,740        $     (79)   $     (1,383)            $     3,278
                                                       ========        =========    ============             ===========

Pro forma income data:

   Income before taxes                                                                                       $     5,866

   Pro forma income tax expense                                                                                    2,482
                                                                                                             ===========


   Pro forma net income                                                                                      $     3,384
                                                                                                             ===========

Pro forma net income per share                                                                               $      0.27
                                                                                                             ===========
                                                                                                              15,579,000
Weighted average number of shares and share equivalents                                                      ===========


                            See accompanying notes.

                    LCC International, Inc. and Subsidiaries
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                  For the Nine Months Ended September 30, 1996
                       (in 000's, except per share data)


                                                               Historical
                                                               ----------
                                                       LCCI             ETP         Adjustments             Pro Forma
                                                       ----             ---         -----------             ---------

Revenues                                              $  98,220        $   3,848    $         -            $   102,068

Cost of goods sold                                       67,349            2,706             90      (i)        70,145
                                                      ---------        ---------    -----------            -----------

   Gross profit                                          30,871            1,142            (90)                31,923
                                                      ---------        ---------    -----------            -----------

Selling, general and administrative                      20,033            1,768            180      (i)        21,981

Depreciation and amortization                             3,779              118            414      (h)         4,311
                                                      ---------        ---------    -----------            -----------

   Total operating expenses                              23,812            1,886            594                 26,292
                                                      ---------        ---------    -----------            -----------

   Operating income (loss)                                7,059             (744)          (684)                 5,631

Interest expense, net                                      (300)              47            726      (j)           473
                                                      ---------        ---------    -----------            -----------

   Income (loss) before income taxes                      7,359             (791)        (1,410)                 5,158

Income tax expense (benefit)                             (6,543)             (20)          (395)     (k)        (6,958)
                                                      ---------        ---------    -----------            -----------

   Net income (loss)                                  $  13,902        $    (771)   $    (1,015)           $    12,116
                                                      =========        =========    ===========            ===========

Pro forma income data:

   Income before taxes                                                                                     $     5,158

   Pro forma income tax expense                                                                                  2,250
                                                                                                           -----------

   Pro forma net income                                                                                    $     2,908
                                                                                                           ===========

Pro forma net income per share                                                                             $      0.23
                                                                                                           ===========

Weighted average number of shares and share equivalents                                                     15,665,000
                                                                                                           ===========

                            See accompanying notes.

                    LCC INTERNATIONAL, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


NOTE 1)  ALLOCATION OF PURCHASE PRICE

The purchase price of ETP is composed of amounts due under the terms of the Asset Purchase Agreement net of $925,000 which will be treated as compensation expense over a three year period, plus transaction costs incurred. The allocation of the purchase price will be based on the results of an independent appraisal of certain assets acquired and an audit of ETP. The appraisal indicated approximately $5,605,000 of the purchase price is allocable to In-Process Research & Development. This cost was expensed by LCC AS in December 1996. The unaudited pro forma condensed consolidated financial information does not include this one-time charge as it represents a material non-recurring charge.


NOTE 2)  PRO FORMA ADJUSTMENTS

The following is a summary of the pro forma adjustments made to the unaudited pro forma condensed consolidated financial information based on information currently available. Actual adjustments and the allocation of the purchase price may vary.

(a) Reflects the elimination of ETP's historical stockholders' equity and liabilities not assumed by LCC AS.

(b) Reflects the adjustment of certain ETP assets to fair value based on analysis by management.

(c) Represents the deferred tax asset totaling $1,569,000 that arises as a result of the non-recurring In-Process Research & Development charge (see Note 1 above) and other purchased intangible assets identified by an independent appraisal.

(d) Represents accrual of transaction fees associated with the acquisition including professional fees, reimbursements due to ETP, and certain relocation fees associated with the transaction.

(e) Represents obligation to ETP payable with in six days of consummation of transaction including a promissory note $10,445,000 and the funding of an escrow account due ETP $1,400,000.

(f) Includes $980,000 due to ETP in 1999 and 2000 under terms of Asset Purchase Agreement.

(g) Includes non-recurring charge of $5,605,000 for purchased In-Process Research & Development net of related deferred tax benefit of $1,569,000 (see Note (c) and Note 1).

(h) Represents the amortization of purchased intangible assets amortized using the straight line method over an average life of 10 years.

(i) Represents compensation expense attributable to certain employees over the term of employment contracts entered into at the time of the purchase.

(j) Represents interest expense incurred on $1,905,000 due under the Asset Purchase Agreement over the next three years at prime (8.25%). Also includes interest expense on the payments noted in (e) above. Interest is assumed to be from borrowings under LCC International, Inc.'s Credit Facility at an average rate of 7.5%. This also reflects the reduction in interest incurred on ETP's convertible notes payable.

(k) Represents the impact on taxes of the pro forma adjustments noted herein. Effective tax rates of 40% and 28% are used for US and Norwegian activity, respectively.


NOTE 3)  PRO FORMA INCOME DATA

In connection with the registrant's initial public offering of Class A common stock in September 1996, the Company converted to a Subchapter C corporation under the Internal Revenue Code of 1986, as amended. Accordingly, the accompanying pro forma information has been prepared as if the registrant was treated as a Subchapter C corporation for Federal and state income tax purposes from January 1, 1995.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Date:  March 17, 1997              LCC INTERNATIONAL, INC.



                                   By:/s/ Richard Hozik
                                      -----------------------------------
                                       Richard Hozik
                                       Senior Vice President, Treasurer
                                       and Chief Financial Officer

                                 EXHIBIT INDEX


*2.               Asset Purchase Agreement, dated as of December 30, 1996, between
                  European Technology Partner AS and LCC International AS.

23                Consent of KPMG as

27                Financial Data Schedule.

*99.              Press Release, dated January 2, 1997, regarding the acquisition of
                  European Technology Partner AS.


*Filed as an exhibit to the Current Report on Form 8-K filed January 14, 1997.